NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ENFORCEMENT OF THIS MORTGAGE IS LIMITED TO A DEBT AMOUNT OF $9,900,000.00 UNDER CHAPTER 287 OF MINNESOTA STATUTES.

COMBINATION MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FINANCING STATEMENT

THIS INSTRUMENT made as of December 2, 2021, by Wolfe Lake HQ, LLC, a Minnesota limited liability company ("Mortgagor"), whose address is 5000 West 36th Street, St. Louis Park, MN 55416, Attention: Brian Ochocki, Manager, to BRIDGEWATER BANK, a Minnesota state banking corporation ("Mortgagee"), whose address is 4450 Excelsior Blvd., Suite 100, St. Louis Park, MN 55416, Attention: Mr. Eric P. Gundersen, SVP.

WITNESSETH:

WHEREAS, Mortgagor is the fee owner of certain real property located in the City of St. Louis Park, County of Hennepin, State of Minnesota, legally described on Exhibit A attached hereto and hereby made a part hereof ("Premises"), which Premises are subject to certain Permitted Encumbrances (as defined in the Loan Agreement defined below); and

WHEREAS, Mortgagee has agreed to make a loan to Mortgagor in connection with the acquisition of the Premises pursuant to that certain Loan Agreement of even date herewith (together with all amendments and modifications, "Loan Agreement") by and between Mortgagor and Mortgagee, which loan is evidenced by that certain Promissory Note of even date herewith in the original principal amount of Nine Million Nine Hundred Thousand and No/100ths Dollars ($9,900,000.00) (together with all extensions, renewals, modifications, substitutions and replacements thereof and therefor, the "Note") executed by Mortgagor and payable to the order of

Mortgagee; unless the context otherwise indicates, capitalized terms not otherwise defined herein shall have the meanings specified in the Loan Agreement; and

WHEREAS, there have been or will be constructed upon, under and on the Premises certain buildings, structures and other improvements (hereinafter referred to as "Improvements"), which are or will be owned by Mortgagor; and

WHEREAS, Mortgagor is justly indebted to Mortgagee in the principal amount of Nine Million Nine Hundred Thousand and No/100ths Dollars ($9,900,000.00), or so much thereof as may have been advanced to or for the benefit of Mortgagor and remains unpaid from time to time, as evidenced by the Note; and

WHEREAS, interest shall accrue on the principal amount of the Note at the variable rate or rates of interest set forth in the Loan Agreement, which interest is payable in accordance with the terms of the Note, with the entire unpaid principal balance and any unpaid, accrued interest thereon maturing and being due and payable in full not later than December 2, 2031 (the "Maturity Date"); and

WHEREAS, Mortgagor is now or hereafter may become otherwise obligated or otherwise indebted to Mortgagee, and Mortgagee may make future advances to Mortgagor, and Mortgagor may incur future obligations to Mortgagee, whether pursuant to the Note or pursuant to other notes, letter of credit reimbursement agreements, contracts, guaranties or other evidences of indebtedness or obligations now or hereafter executed by Mortgagor in favor of Mortgagee.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, Mortgagor does hereby GRANT, BARGAIN, SELL, CONVEY, WARRANT, MORTGAGE, TRANSFER, ASSIGN, PLEDGE AND CONFIRM unto Mortgagee, its successors and assigns, with Power of Sale, and right of entry and possession, forever, AND GRANTS TO MORTGAGEE, its successors and assigns, A SECURITY INTEREST IN Mortgagor's interest in the following properties (all of the following being hereinafter collectively referred to as the "Mortgaged Property"):

GRANTING CLAUSE A
REAL PROPERTY

All the tracts or parcels of real property lying and being in the County of Hennepin, State of Minnesota, all as more fully described in Exhibit A attached hereto and made a part thereof, together with all the estates and rights in and to the real property and in and to lands lying in streets, alleys, and roads adjoining the real property and all buildings, structures, improvements, fixtures and annexations, access rights, easements, rights of way or use, servitudes, licenses, tenements, hereditaments and appurtenances owned by Mortgagor now or hereafter belonging or pertaining to the real property and all proceeds derived therefrom; and

GRANTING CLAUSE B
IMPROVEMENTS, FIXTURES, EQUIPMENT, PERSONAL PROPERTY

All equipment, fixtures, improvements, building supplies and materials and personal property now or hereafter attached or affixed to, located in, placed in or necessary to the development, construction, occupancy, use, operation or maintenance of the improvements now or hereafter on the Premises, which are now owned or hereafter acquired by Mortgagor, including, but without being limited to, all machinery, fittings, fixtures, apparatus, equipment or articles used to supply heating, gas, electricity, air conditioning, water, light, waste disposal, power, refrigeration, ventilation, and fire and sprinkler protection, as well as all elevators, escalators, overhead cranes, hoists and assists, and the like, and all furnishings, supplies, draperies, maintenance and repair equipment, floor coverings, screens, storm windows, blinds, awnings, shrubbery and plants (it being understood that the enumeration of any specific articles of property shall in no way be held to exclude any items of property not specifically enumerated), as well as renewals, replacements, proceeds, additions, accessories, increases, parts, fittings, insurance payments, awards and substitutes thereof, together with all interest of Mortgagor in any such items hereafter acquired, all of which personal property mentioned herein, at the option of Mortgagee, shall be deemed fixtures and accessories to the freehold and a part of the realty and not severable in whole or in part without material injury to the Premises or the Improvements; and all construction and building materials (including, without limitation, those acquired by Mortgagor and stored at the Premises) but excluding therefrom the trade fixtures, inventory, equipment and removable personal property of any tenant of the Premises; and

GRANTING CLAUSE C
RENTS, LEASES AND PROFITS

All rents, issues, income, revenue, receipts, fees, and profits (the "Rents"), now due or which may hereafter become due under or by virtue of and together with all right, title and interest of Mortgagor in and to any lease, ground lease, license, sublease, contract or other kind of occupancy agreement, whether written or verbal, for the use or occupancy of the Premises and the Improvements or any part thereof, including without limitation all parking licenses and agreements and any security deposits and other deposits therefor and guarantees thereof (the "Leases"); and

GRANTING CLAUSE D
JUDGMENTS, CONDEMNATION AWARDS AND INSURANCE PROCEEDS

All awards, compensation or settlement proceeds now or hereafter made by any governmental or other lawful authorities for the threatened or actual taking or damaging by eminent domain of the whole or any part of the Premises and the Improvements, including any awards for a temporary taking, change of grade of streets or taking of access, together with all insurance proceeds resulting from a casualty to any portion of the Premises and the Improvements; and

GRANTING CLAUSE E
LICENSES, PERMITS, EQUIPMENT LEASES AND SERVICE AGREEMENTS

All right, title and interest of Mortgagor in and to any licenses, permits, regulatory approvals, government authorizations, franchise agreements and equipment or chattel leases, management, development, leasing and service contracts or agreements, and all proceeds therefrom, now or hereafter arising from, issued in connection with or in any way related to the use, occupancy, operation, maintenance, development or security of the Premises and the Improvements together with all replacements, additions, substitutions and renewals thereof which may be assigned pursuant to agreement or law; and

GRANTING CLAUSE F
ACCOUNTS RECEIVABLE AND GENERAL INTANGIBLES

All now owned or hereafter acquired or arising accounts receivable, chattel paper, tradenames and trademarks used in connection with the Premises, general intangibles, instruments, money and deposit accounts, and all proceeds therefrom, as such terms are defined in the Minnesota Uniform Commercial Code in effect from time to time (the "Code"), whether cash or noncash, derived by Mortgagor from the use, occupancy or operation of the Premises and the Improvements, including, without limitation, earnest money, security and damage deposits, all third party payments, but excepting the proceeds of any borrowed funds, and reserving to Mortgagor a license to collect the same unless and until an Event of Default occurs under this Mortgage; and

GRANTING CLAUSE G
WATER AND WATER, MINERAL AND OIL RIGHTS

All water and water rights, ditches and ditch rights, reservoir and reservoir rights, stock or interests in irrigation or ditch companies, minerals, oil and gas rights, royalties, lease or leasehold interests owned or hereafter acquired by Mortgagor, now or hereafter used or useful in connection with, appurtenant to or related to the Premises; and

GRANTING CLAUSE H
TESTS, REPORTS AND PLANS

All now owned and hereafter arising or acquired soil tests, reports, appraisals, feasibility studies, plans and specifications and engineering reports relating to the Premises, the Improvements and the fixtures; any and all now owned or at any time arising or acquired architect's and engineer's agreements and construction contracts and subcontracts, licenses, permits, certificates and documents relating to construction or design of the Improvements; and

GRANTING CLAUSE I
PROCEEDS AND PROFITS

All right, title and interest of Mortgagor, which are now owned or hereafter arising, in and to proceeds and profits of the foregoing.

TO HAVE AND TO HOLD the Mortgaged Property unto Mortgagee and its successors, substitutes or assigns for the uses and purposes herein set forth, forever, together with all rights, privileges, hereditaments and appurtenances in anywise appertaining or belonging thereto, subject to the Permitted Encumbrances (as defined in the Loan Agreement), and Mortgagor, for Mortgagor and Mortgagor's successors, hereby agrees to WARRANT AND FOREVER DEFEND, all and singular, the Mortgaged Property unto Mortgagee, and its successors or substitutes against the claim or claims of all persons claiming or to claim the same or any part thereof subject however as aforesaid, all for the purposes of securing the full payment and performance of the following obligations:

(i) all sums due and owing on the Note or pursuant to the Loan Agreement (the terms and conditions of the Note and the Loan Agreement are incorporated herein by reference and made a part hereof), with interest thereon at the variable rate or rates set forth therein; the unpaid principal balance outstanding pursuant to the Note and all amounts advanced or to be advanced pursuant to the Note, together with interest thereon, payable to Mortgagee pursuant to the Loan Agreement, if not sooner due shall be due and payable in any event on the Maturity Date;

(ii) sums due and owing pursuant to any letter of credit reimbursement agreement;

(iii) all other obligations, liabilities, covenants and agreements, now existing or hereafter arising, of Mortgagor to Mortgagee hereunder, or under the Note, the Loan Agreement or any the other instruments which refer to or secure the Note, hereinafter collectively referred to as the "Other Loan Documents"; and individually referred to as an "Other Loan Document"); and

(iv) all sums, with interest thereon at the same rate or rates as specified in the Note and the Loan Agreement, advanced in protecting the lien of this Mortgage, including taxes, assessments, charges, claims, fines, impositions, insurance premiums, amounts due upon prior or superior mortgages and other prior or superior liens, encumbrances and interests, Mortgagee's fees provided for herein or in the Other Loan Documents and legal expenses and attorneys' fees and all sums advanced for any other purpose authorized herein (the Note and all such sums, together with interest thereon, and all such obligations being hereinafter collectively referred to as the "Indebtedness Secured Hereby").

Provided, nevertheless, that these presents are upon the express condition that, if Mortgagor shall pay or cause to be paid in full the Indebtedness Secured Hereby, and if Mortgagor shall strictly observe and perform all of the terms, covenants and conditions herein, therein, in the Loan Agreement and in the Other Loan Documents set forth, this Mortgage shall become null and void and of no force and effect and shall be satisfied and released at Mortgagor's expense, otherwise to remain in full force and effect.

MORTGAGOR FURTHER AGREES AS FOLLOWS:

ARTICLE I.

GENERAL COVENANTS AND WARRANTIES

Section 1.1 Performance of Mortgagor's Obligations. Mortgagor shall duly, punctually and fully pay, do and perform all obligations and things on its part to be paid, done or performed under the Note, under this Mortgage, under the Loan Agreement and under any other instrument which refers to or secures the Note. Time is of the essence hereof.

Section 1.2 Representations and Warranties by Mortgagor. Mortgagor represents and warrants to Mortgagee, as follows:

(a) All of the representations and warranties of Mortgagor in Article IV of the Loan Agreement are true and correct as of the date made or re-made pursuant to the terms of the Loan Agreement.

(b) Mortgagor is the lawful owner of and has good and marketable fee simple absolute title to the Mortgaged Property; Mortgagor has good right and lawful authority to grant, bargain, sell, convey, warrant, mortgage, assign, pledge and confirm the same as provided herein; and the Mortgaged Property is free and clear of all mortgages, deeds of trust, liens, pledges, security interests, charges and encumbrances, excepting only Permitted Encumbrances. Mortgagor warrants and will defend the title to the Mortgaged Property against all claims and demands whatsoever, except Permitted Encumbrances.

(c) The Mortgaged Property is neither agricultural property, property in agricultural use, but rather is the site of a commercial office building project and appurtenances thereto. The Mortgaged Property is not the homestead of Mortgagor.

(d) All applicable building, zoning, occupational safety and health, energy and environmental laws, ordinances and regulations affecting the Mortgaged Property permit the use and occupancy thereof as a commercial office building.

(e) To the best of Mortgagor's knowledge, after due inquiry, except for minor amounts of Hazardous Substances used in the ordinary course of Mortgagor's and any tenant's businesses or in the routine maintenance and operation of the Mortgaged Property, in either case in full compliance with Environmental Regulations, (i) no dangerous, toxic or hazardous pollutants, contaminants, chemical wastes, materials or substances, as defined in or governed by the provisions of any federal, state, or local law, statute, code, ordinance, regulation, requirement, or rule relating thereto (hereinafter collectively called "Environmental Regulations"), and also including, without limitation, urea-formaldehyde, polychlorinated biphenyls, dioxin, radon, lead, lead based paint, mold, fungus, asbestos, asbestos containing materials, nuclear fuel or waste, radioactive materials, explosives, carcinogens and petroleum products, including, without limitation, crude oil or any fraction

thereof, natural gas, natural gas liquids, methane gas, gasoline and synthetic gas, or any other waste, material, substance, pollutant or contaminant which would subject the owner of the Premises to any damages, penalties or liabilities under any applicable Environmental Regulation (hereinafter collectively called "Hazardous Substances") are now or have ever been placed, stored, located, generated, produced, processed, treated, transported, incorporated, discharged, emitted, spilled, released, deposited or disposed of or allowed to escape in, upon, under, over or from the Mortgaged Property; (ii) no threat exists of a spill, discharge, release or emission of a Hazardous Substance upon or from the Mortgaged Property into the environment; (iii) the Premises have not ever been used as or for a mine, a landfill, a dump or other disposal facility, industrial or manufacturing purposes, or a gasoline service station; (iv) no underground storage tank is now located in the Premises (or if one has previously been located thereon it has been removed therefrom); (v) no violation of any Environmental Regulation now exists or has ever existed in, upon, under, over or from the Mortgaged Property, no notice of any such violation or any alleged violation thereof has been issued or given by any governmental entity or agency, and there is not now nor has there ever been any investigation or report involving the Mortgaged Property by any governmental entity or agency which in any way relates to Hazardous Substances; (vi) no person, party or private or governmental agency or entity has given any notice of or asserted any claim, cause of action, penalty, cost or demand for payment or compensation, whether or not involving any injury or threatened injury to human health, the environment or natural resources, resulting or allegedly resulting from any activity or event described in (i) above; (vii) there are not now, nor have there ever been, any actions, suits, proceedings or damage settlements relating in any way to Hazardous Substances, in, upon, under, over or from the Mortgaged Property; (viii) the Mortgaged Property is not listed in the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record of Hazardous Substance sites maintained by any federal, state or local governmental agency; and (ix) the Mortgaged Property is not subject to any lien or claim for lien or threat of a lien in favor of any governmental entity or agency as a result of any presence, release or threatened release of any Hazardous Substance in, on, under or from the Mortgaged Property.

(f) The Mortgaged Property is in full compliance with any federal, state or local law, statute, code, ordinance, rule, regulation or requirement relating to accessibility to facilities or properties for disabled and handicapped persons, including, without limitation, the Fair Housing Act and the Americans with Disability Act of 1990, as amended ("Accessibility Regulations"), to the extent applicable.

(g) The Premises consists of one or more lawfully created lots which may be lawfully sold without the need for any partitioning, subdividing or boundary adjustment.

Section 1.3 Wells; Wetlands; Subsurface Sewage. To the best of Mortgagor's knowledge, after due inquiry,

(a) There are no existing, abandoned or sealed wells on the Mortgaged Property, as the term "wells" is defined by Minnesota Statutes, Section 103I.005, Subdivision 21, as amended.

(b) No portion of the Mortgaged Property is located in a wetland (as defined below) or in a flood plain, flood plain district, or area of similar characterization that may give rise to a violation of any requirement of the United States Army Corps of Engineers or any federal, state, county, or other local law or regulation relating to wetlands (as defined below) or that may impair or prevent the construction of the Project or the present or proposed use and occupancy of the Improvements and the Mortgaged Property; "Wetlands" shall mean those areas that are: (1) inundated or saturated by surface or groundwater at a frequency and duration sufficient to support, and that, under normal circumstances, do support, a prevalence of vegetation typically adopted for life in saturated soil conditions; or (2) designated as protected wetlands by the applicable state, federal, county, city or other governmental entity; and

(c) There are no subsurface sewage treatment systems on or serving the Mortgaged Property, within the meaning of Minnesota Statutes, Section 115.55, Subdivision 6.

Section 1.4 Further Assurances; Security Agreement. Mortgagor will procure, do, execute, acknowledge and deliver each and every further act, deed, conveyance, transfer, document and assurance necessary or proper for the carrying out more effectively of the purpose of this Mortgage and, without limiting the foregoing, for granting, bargaining, selling, conveying, warranting, mortgaging, assigning, pledging and confirming unto Mortgagee all of the Mortgaged Property, or property intended so to be, whether now owned or hereafter acquired by Mortgagor, including, without limitation, the preparation, execution and filing of any documents, such as financing statements and continuation statements, deemed advisable by Mortgagee for perfecting and maintaining its lien on the Mortgaged Property. Mortgagor authorizes Mortgagee to prepare and file UCC Financing Statements reflecting the security interests granted hereby. THIS MORTGAGE SHALL FURTHER CONSTITUTE AND BE DEEMED TO BE A SECURITY AGREEMENT UNDER THE CODE, NOW IN FORCE AND AS HEREAFTER AMENDED, AND MORTGAGOR HEREBY GRANTS TO MORTGAGEE A FIRST AND ONLY, PRESENT AND CONTINUING SECURITY INTEREST IN ANY PROPERTY, FIXTURES, EQUIPMENT, LEASES, LICENSES, RENTS, ISSUES, INCOME, PROFITS, PERSONAL PROPERTY, INSTRUMENTS, GENERAL INTANGIBLES, ACCOUNTS, CONTRACT RIGHTS, DEPOSIT ACCOUNTS, GOODS, PROCEEDS AND CLAIMS INCLUDED WITHIN OR RELATED TO THE MORTGAGED PROPERTY, AND IN ALL DEPOSITS MADE PURSUANT TO SECTION 1.6 HEREOF AND ALL INSURANCE POLICIES AND UNEARNED PREMIUMS PREPAID THEREON, INSURANCE PROCEEDS, AND AWARDS, PAYMENTS OR CONSIDERATION FOR THE TAKING OF THE MORTGAGED PROPERTY, OR ANY PORTION THEREOF, BY CONDEMNATION OR EXERCISE OF THE POWER OF EMINENT DOMAIN, OR FROM ANY SALE IN LIEU OR IN ANTICIPATION THEREOF, ASSIGNED BY MORTGAGOR TO MORTGAGEE HEREUNDER, TO THE EXTENT THAT A SECURITY INTEREST MAY BE GRANTED THEREIN UNDER THE TERMS OF THE CODE. Mortgagor agrees to supply Mortgagee with an inventory of all such property in a form acceptable to Mortgagee, from time to time, upon receipt of a written request therefor from Mortgagee.

Section 1.5 Care and Maintenance of Mortgaged Property; Leases. Mortgagor shall not commit or permit waste or deterioration upon the Mortgaged Property and shall cause the Mortgaged Property and every part thereof, including, without limitation, parking areas, Improvements and all ingress and egress easements, if any, to be continually maintained, preserved and kept in safe and good repair, working order and condition, and will comply with all present and future laws, statutes, ordinances, rules and regulations of any governmental authority having or claiming jurisdiction with reference to the Mortgaged Property and the manner of leasing, using, operating or maintaining the same (hereinafter referred to as "Governmental Requirements"), including, without limitation, the provisions of Minnesota Statutes Section 504B.161, Subdivision 1 and Section 504B.178, as now existing or as hereafter amended, if applicable, all Environmental Regulations (as defined in the Environmental and ADA Indemnification Agreement of even date herewith (the "Indemnity")) relating to Hazardous Substances (as defined in the Indemnity), all Accessibility Regulations (as defined in the Indemnity) and all private declarations, easements, covenants and restrictions, if any, affecting the title to the Mortgaged Property, or any thereof (hereinafter referred to as "Private Restrictions"), and will not commit, suffer or permit any violation thereof, and will from time to time make all necessary and proper restorations, rebuilding, repairs, renewals, replacements, additions and betterments to the Mortgaged Property, whether required as the result of casualty or otherwise and whether or not insurance proceeds or condemnation proceeds exist, are made available or are sufficient therefor, in a good and workmanlike manner, so that the value and efficient use thereof shall be fully preserved and maintained, and so that all Governmental Requirements and Private Restrictions shall be complied with. Mortgagor shall give Mortgagee written notice within three (3) Business Days (as that term is defined in the Loan Agreement), if it receives notice of any violation of any Governmental Requirements or Private Restrictions, or if any damage or destruction occurs to the Mortgaged Property.

Mortgagor agrees not to make any use of the Mortgaged Property other than as a commercial office building and appurtenances thereto; not to enter into any Lease of any portion of the Mortgaged Property without Mortgagee's consent, if Mortgagee's prior written consent is required by the terms of the Loan Agreement; not to demolish, remove, make additions to or alter the Improvements, without the prior written consent of Mortgagee, except if damaged and said damage is to be repaired in accordance with Section 1.7 hereof; not to remove from the Premises or Improvements any of the Property, unless immediately replaced with like property of at least equal value; and not to add any buildings (other than the Improvements described in the Loan Agreement) or Property, unless all of such replacements and additions shall be free of any vendor's lien, title reservation or other security interest prior hereto. All such replacements and additions shall be subject to the lien hereof and the security interest created hereby, which shall be prior to all other liens or security interests thereon and therein, excepting Permitted Encumbrances. Mortgagee or its agents may enter upon the Mortgaged Property at all reasonable times to inspect the same and for the purpose of protecting its security and preserving its right hereunder, but shall not be liable to any person, party or entity for failure to do so. Mortgagor covenants and agrees not to commence construction of any new buildings or Improvements upon the Premises which are not described in the Plans given to Mortgagee pursuant to the Loan Agreement, without the prior written consent of Mortgagee; to promptly complete with due diligence any buildings, Improvements and any alteration and additions thereto which are described in the Loan Agreement or for which Mortgagee's consent is obtained hereunder in good and workmanlike manner, free

and clear of all liens, charges and encumbrances, except the lien hereof and Permitted Encumbrances; and to keep and perform each and every term, condition and covenant of any and all Leases upon the Mortgaged Property or any portion thereof to be by Mortgagor kept and performed, so as to keep the Leases at all times in full force and effect, and agrees not to anticipate or collect Rents more than two (2) months in advance under any of the Leases without, in each instance, the prior written consent of Mortgagee. Mortgagee shall not be liable to either Mortgagor or the tenants for the performance of any of the terms, covenants and conditions of the Leases. Mortgagor shall not by any act or omission diminish or impair the value of the Mortgaged Property and likewise shall not in any way weaken, diminish or impair the security hereof and shall do all acts necessary to protect and preserve the value of the Mortgaged Property and the lien, priority and security hereof. Mortgagor shall not seek, petition for, make, consent to or acquiesce in any change in the Governmental Requirements or Private Restrictions relating to the Mortgaged Property, including, without limitation, zoning and building codes and ordinances, without Mortgagee's prior written consent.

Section 1.6 Impositions and Liens. Mortgagor shall, at least ten (10) days before any penalty or interest attaches thereto because of delinquency in payment, pay and discharge, or cause to be paid and discharged, all taxes, assessments, levies and governmental charges imposed upon or against the Mortgaged Property or upon or against the Note or the Indebtedness Secured Hereby or upon or against the interest of Mortgagee in the Mortgaged Property or in the Note or the Indebtedness Secured Hereby (hereinafter referred to as "Impositions") and will thereafter deliver the paid receipts therefor to Mortgagee within thirty (30) days after payment of any such Imposition is due. In the event of any legislative enactment or judicial decisions after the date of this Mortgage, imposing upon Mortgagee the obligation to pay any such Imposition, or deducting the amount secured by the lien of this Mortgage from the value of the Mortgaged Property for the purpose of taxation, or changing in any way the laws now in force for the taxation of mortgages, deeds of trust, or debts secured thereby, or the manner, operation or method of collection of any such Imposition, so as to affect the interests of Mortgagee, then, and in such event, Mortgagor shall bear and promptly pay the full amount of such Imposition or any substituted tax; provided, however, that, if for any reason payment thereof by Mortgagor would be unlawful or unenforceable, or if payment thereof by Mortgagor would constitute usury or would render the loan or Indebtedness Secured Hereby wholly or partially usurious under any of the terms or provisions of the Note or of this Mortgage, or otherwise, Mortgagee may declare the whole sum secured by this Mortgage, with interest thereon, to be immediately due and payable. Mortgagor shall not suffer to exist and shall promptly pay and discharge any mechanic's, statutory or other lien or encumbrance on the Mortgaged Property or any part thereof (hereinafter referred to as "Liens"), except for Permitted Encumbrances.

Notwithstanding the foregoing, Mortgagor shall not be in default hereunder in respect to the payment of any Impositions or Liens which Mortgagor shall be required by any provisions hereof to pay, so long as Mortgagor shall first notify Mortgagee, in writing, at least thirty (30) days prior to the due date thereof, if any, or otherwise at least ten (10) days before commencement of any contest thereof, of its intention to contest the amount, applicability and/or validity of such Imposition or Lien and shall thereafter, in good faith and by proper proceedings, in compliance with all applicable statutes, and with all possible promptness, diligently contest the same, and Mortgagor may postpone or defer payment of a portion of said Impositions or Liens, if, but only

if, permitted by statute, and if neither the Mortgaged Property, nor any portion thereof, would, by reason of such postponement or deferment, be in danger of being forfeited or lost; provided, however, that Mortgagor shall furnish to Mortgagee, prior to commencing any such contest and prior to any further Advance, cash or other security satisfactory to Mortgagee having a value of not less than (i) 125% of the amount of any such Imposition or (ii) 150% of the amount of any such Lien, or such greater amount as may be required by Mortgagee, as security for the payment of such Imposition or Lien, and shall indemnify Mortgagee against any loss or liability by reason of any such contest and agree to pay any such Imposition or Lien, together with interest and penalties thereon, if any, if such contest should fail. Upon final adjudication of any such contest, and, in any event, at least thirty (30) days prior to the date on which the interest of Mortgagee in the Mortgaged Property would otherwise forfeit by reason of the nonpayment of any such Imposition or Lien, Mortgagor shall pay the amount thereof then due, including any penalties and interest thereon, and the aforesaid 125% of the amount of such Imposition or 150% of the amount of such Lien, shall be released to Mortgagor, if applicable. Mortgagee may, at its option, make such payment from the security deposited by Mortgagor, if Mortgagor fails to so pay the same.

In order to further secure the payment of the Indebtedness Secured Hereby and the performance of the obligations secured hereby, Mortgagor shall pay to Mortgagee, monthly, in addition to, concurrently with, and at the same time as each monthly payment of principal and/or interest required hereunder, under the Loan Agreement or under the Note, a sum equivalent to one-twelfth (1/12) (or such greater fraction as may be necessary to accumulate sufficient funds to make any payment due less than thirteen (13) months after the date hereof) of the amount Mortgagee estimates would be sufficient to pay, at least thirty (30) days before they become due, all Impositions and all premiums ("Premiums") on all insurance required to be maintained by Mortgagor hereunder. No interest shall be payable by Mortgagee upon the amounts so paid. Said payments shall not be, or be deemed to be, trust funds, but may be commingled with the general funds of Mortgagee. Upon demand by Mortgagee, Mortgagor shall deliver and pay over to Mortgagee such additional sums as Mortgagee estimates would be required to make up any deficiency in the amount necessary to fully pay any of the items hereinabove mentioned. Any excess sums so paid shall be retained by Mortgagee and shall be applied to subsequent payments to be made for said items. As and when any Impositions and Premiums become due in the future, if no Event of Default exists hereunder, Mortgagee, at Mortgagee's option, shall, or shall permit Mortgagor to, use all sums paid by Mortgagor pursuant to this paragraph to pay the items hereinabove mentioned prior to delinquency. Mortgagee shall not be required to pay any such items in an amount in excess of the sums deposited or paid over by Mortgagor to Mortgagee pursuant to this paragraph. Nothing contained in this Section 1.6 shall relieve Mortgagor of the obligation to pay Impositions and Premiums before they become due, or obligate Mortgagee to pay any Impositions or Premiums at any time. In the event of the occurrence of any Event of Default hereunder, Mortgagee may apply against the Indebtedness Secured Hereby, in such a manner as Mortgagee may determine, any funds of Mortgagor then held under this paragraph, in which funds Mortgagor hereby grants to Mortgagee a security interest. After all amounts secured hereby have been paid in full, all escrowed sums shall be refunded to Mortgagor.

Section 1.7 Insurance. Mortgagor shall obtain, maintain and keep in full force and effect during the term of this Mortgage, with all premiums paid thereon, the insurance policies described on Exhibit B attached hereto and made a part hereof.

Mortgagor will, at its sole cost and expense, from time to time and at any time when Mortgagee shall so request, provide Mortgagee with evidence of the full replacement cost of the Mortgaged Property in a form acceptable to Mortgagee. Mortgagor shall promptly notify Mortgagee and the appropriate insurer in writing of any loss covered by any of the types of insurance required by the Lender.

All insurance provided for in this Section 1.7 shall be effected under a valid and enforceable policy or policies of insurance in form and substance approved by Mortgagee, shall be issued by insurers of the aforesaid ratings, which are licensed to do business in the State of Minnesota, and which are acceptable to Mortgagee, and shall be satisfactory to Mortgagee in all other respects.

In the event of loss, Mortgagor shall immediately give written notice thereof to Mortgagee, and Mortgagee is authorized and empowered (but not obligated or required) to make proof of loss, to settle, adjust or compromise any claims for loss, damage or destruction under, and to collect and receive all proceeds of, any policies of hazard and casualty insurance maintained pursuant hereto. Mortgagor shall reimburse Mortgagee, on demand, for all costs and expenses, including, without limitation, court costs and attorneys' fees, incurred by Mortgagee in connection with the settlement, adjustment or compromise of such insurance proceeds, plus interest thereon from the date incurred at the Default Rate specified in the Loan Agreement (hereinafter referred to as "Default Rate"). All proceeds of such insurance are hereby absolutely and unconditionally assigned, and shall be paid, to Mortgagee. Such proceeds shall, at Mortgagee's option, be applied first to the payment of all costs and expenses incurred by Mortgagee in obtaining such proceeds, and second, the remainder (hereinafter referred to as "Net Insurance Proceeds") shall be applied, at Mortgagee's option, either to the reduction of the Indebtedness Secured Hereby in such order as Mortgagee may elect, whether then due and payable or not, or to the restoration or repair of the Mortgaged Property, without affecting the lien of this Mortgage or the obligations of Mortgagor hereunder. Interest upon the entire Indebtedness Secured Hereby shall continue until any such proceeds are received and applied to such indebtedness by Mortgagee. Pending a decision as to the proper use and application of any insurance proceeds, and during any such restoration or repair, Mortgagee shall not be liable for interest on such proceeds. If Mortgagee elects to apply any such insurance proceeds to the restoration or repair of the Mortgaged Property, it shall not be liable for supervising such restoration or repair or for supervising the disbursement of such insurance proceeds therefor, but such disbursement shall proceed in accordance with the Lender's customary construction loan disbursement procedures. In such event, Mortgagor shall deposit with Mortgagee, prior to commencing any such restoration or repair, the amount, if any, by which the cost of such restoration or repair, as determined by Mortgagee, exceeds the amount of such insurance proceeds, which amount shall be disbursed to pay costs of such restoration and repair prior to, and in the same manner as, such insurance proceeds. Any surplus which may remain after payment of all costs of restoration or repair may, at the option of Mortgagee, be applied to reduction of the Indebtedness Secured Hereby, in any order which Mortgagee may determine, whether then due and payable or not, or be paid to Mortgagor, as its interest may appear, the choice of application to be solely at the discretion of Mortgagee.

Notwithstanding any provision contained in this Section to the contrary, so long as no Event of Default then exists hereunder, Mortgagee shall permit the Net Insurance Proceeds to be

deposited in an interest bearing account with Mortgagee, and Mortgagee shall further permit such proceeds and all interest accrued thereon (hereinafter referred to as "Insurance Interest") to be drawn upon to pay the costs of restoration, rebuilding or repair of the Mortgaged Property in accordance with the Lender's customary construction loan disbursement procedures, provided that (i) all Leases will remain in effect after such restoration, rebuilding or repair; (ii) Mortgagor provides Mortgagee satisfactory evidence that the Improvements can be restored to substantially the same condition as on the date of the loss by not later than the earlier of (a) 180 days after the date of the loss; (b) the earliest date required under the terms of the Leases, or (c) 60 days prior to the Maturity Date; (iii) the outstanding principal balance of the Note shall be not greater than 75% of the "as-is" fair market value of the Premises after such restoration or repair, such value to be determined by an appraisal obtained by Mortgagee at Mortgagor's sole cost and expense prior to the commencement of any such restoration or repair in accordance with Section VI.10 of the Loan Agreement; (iv) the restoration, rebuilding or repair of the Improvements shall be in strict accordance with the plans and specifications pursuant to which such Improvements are originally being constructed, or Mortgagor has obtained the prior written approval of Mortgagee of any other plans and specifications for such restoration, rebuilding and repair; (v) the restoration, rebuilding or repair shall be commenced within sixty (60) days after the date of the loss; (vi) all restoration, rebuilding and repair shall be done in a good and workmanlike manner and in accordance with all applicable laws, statutes, ordinances, codes, regulations, covenants, conditions, restrictions and reservations and shall be subject to the approval of Mortgagee's inspecting architect (to be retained at Mortgagor's cost); (vii) Mortgagor has deposited with Mortgagee, prior to the commencement of any restoration, rebuilding or repair, the amount by which the Net Insurance Proceeds will be insufficient to cover the total cost of the planned restoration, rebuilding or repair, as evidenced by an itemized certified statement by Mortgagor to Mortgagee and shall be signed and sworn to by Mortgagor and by the general contractor and the licensed project architect for the planned restoration, rebuilding or repair, both of whom must be acceptable to Mortgagee; and (viii) Mortgagor proceeds diligently to promptly complete said restoration, rebuilding or repair by not later than the earlier of (a) 180 days after the date of the loss, (b) the earliest date required under the terms of the Leases or (c) 60 days prior to the Maturity Date. If at any time during the course of any such restoration, rebuilding or repair, the amount so deposited is not sufficient, in Mortgagee's judgment, to pay the cost of said restoration, rebuilding or repair, Mortgagor shall deposit additional funds in such account to cover the deficiency. Mortgagor hereby grants to Mortgagee a security interest in all Net Insurance Proceeds and all Insurance Interest to secure payment and performance by Mortgagor of all of its obligations hereunder, under the Note, under the Loan Agreement and under the Other Loan Documents. In the event that the Net Insurance Proceeds, plus the Insurance Interest, exceed the cost of said restoration, rebuilding or repair said excess shall be paid to Mortgagor, up to an amount equal to the Insurance Interest, and the remainder of said excess, if any, shall be applied, at the option of Mortgagee, as otherwise provided for in this Section.

In the event of a foreclosure of this Mortgage or any acquisition of the Mortgaged Property by Mortgagee, all such policies and all proceeds payable therefrom, whether payable before or after a foreclosure sale, or during the period of redemption, if any, shall become the absolute property of Mortgagee to be utilized at its discretion. In the event of foreclosure or the failure to obtain and keep any required insurance Mortgagor empowers Mortgagee to effect insurance upon the Mortgaged Property at Mortgagor's expense and for the benefit of Mortgagee in the amounts

and types provided in the Loan Agreement for a period of time covering the time of redemption from foreclosure sale, if applicable, and, if necessary therefor, to cancel any or all existing insurance policies.

In no event shall Mortgagee be held responsible for failure to pay for any insurance required hereby or for any loss or damage growing out of defect in any policy thereof or growing out of any failure of any insurance company to pay for any loss or damage insured against or for failure by Mortgagee to obtain such insurance or to collect the proceeds thereof.

Section 1.8 Utilities and Service. Mortgagor shall pay or cause to be paid promptly, when due, all charges or fees for utilities or services, including, without limitation, electricity, water, gas, telephone, sanitary sewer, and trash and garbage removal, supplied to the Mortgaged Property, as well as all other operating expenses of the Mortgaged Property and, upon request of Mortgagee, shall furnish receipts to Mortgagee showing such payment.

Section 1.9 Books, Records and Financial Statements. Mortgagor covenants and agrees with Mortgagee, as long as any amount secured hereby remains unpaid, at Mortgagor's sole cost and expense, to (a) at all times set up and maintain accurate and complete books, accounts and records in which full, true and correct entries will be made of all transactions affecting the Mortgaged Property in a manner reasonably acceptable to Mortgagee; (b) permit Mortgagee and its representatives to inspect and copy such books and records and to inspect the Mortgaged Premises upon reasonable notice and to discuss Mortgagor's affairs, finances and accounts with any of its principal officers, all at such times and as often as may reasonably be requested; and (c) from time to time, with reasonable promptness, furnish to Mortgagee such further information as it may reasonably request regarding the business, affairs, operations and financial condition of Mortgagor, each Guarantor and/or the Mortgaged Property and concerning performance by Mortgagor of the covenants and agreements contained in the Note, in this Mortgage and in the Loan Agreement. If Mortgagor fails to supply said financial and operating statements, Mortgagee or its authorized representatives may have access to all of Mortgagor's books and records for the purpose of auditing the same and/or itself obtaining such statements, at Mortgagor's expense.

Mortgagee, by giving written notice to Mortgagor (i) at any time within sixty (60) days after receiving the above-mentioned financial statements from Mortgagor, or (ii) at any time when an Event of Default exists hereunder, may elect to have a person or firm of its choice make an examination of Mortgagor's books and records. Any such examination shall be at Mortgagee's sole cost and expense, unless said examination reveals significant errors or discrepancies in the most recent financial and operating statements furnished to Mortgagee, in which event the examination shall be at the sole cost and expense of Mortgagor.

Section 1.10 Cure of Defaults by Mortgagee. If Mortgagor shall fail to observe, comply with or perform any of the terms, covenants and conditions herein with respect to the procuring and delivery of insurance, the payment of Impositions or Liens, the keeping of the Mortgaged Property in repair, the furnishing of financial and operating statements, or any other term, covenant or condition contained herein, in the Note, in the Loan Agreement or in any Other Loan Documents, Mortgagee may itself observe, comply with or perform the same, may make such advances to observe, comply with or perform the same as Mortgagee shall deem appropriate, and

may enter the Mortgaged Property for the purpose of observing, complying with or performing any such term, covenant or condition. Mortgagee may expend such sums, including attorney's fees (prior to trial, at trial and on appeal), to sustain the lien of this Mortgage or its priority, or to protect or enforce, or to obtain the right to enforce, its rights, powers and remedies hereunder, including the payment of any prior liens, claims and encumbrances, other than Permitted Encumbrances which are not in default, or to protect the Mortgaged Property, as it may deem desirable. Mortgagor agrees to repay all sums so advanced or expended upon demand, with interest thereon at the Default Rate from the date of advancement or expenditure, and all sums so advanced or expended, with interest, shall be secured hereby, but no such advance or expenditure shall be deemed to relieve Mortgagor from any default hereunder. Mortgagee shall not be bound to inquire into the validity of any Imposition or Lien which Mortgagor fails to pay as and when required hereby and which Mortgagor does not contest in strict accordance with the terms hereof.

Section 1.11 Sale, Transfer or Encumbrance. Mortgagor shall not voluntarily, involuntarily or by operation of law agree to, cause, suffer or permit, without, in each instance, the prior written consent of Mortgagee, (a) any sale, transfer, lease or conveyance of any interest of Mortgagor, legal or equitable, in the Mortgaged Property; (b) any change in the ownership of a controlling interest in Mortgagor; or (c) any mortgage, pledge, encumbrance or lien to be outstanding against the Mortgaged Property or any portion thereof, or any security interest to exist therein, except as created by this Mortgage and the other documents which secure the Note, except Permitted Encumbrances. Upon any default by Mortgagor pursuant to this Section Section 1.11, Mortgagee may, at its election, declare the entire Indebtedness Secured Hereby to be immediately due and payable, without notice to Mortgagor (which notice Mortgagor hereby expressly waives), and upon such declaration the entire Indebtedness Secured Hereby shall be immediately due and payable, anything herein or in the Note to the contrary notwithstanding.

No transfer, conveyance, lease, sale or other disposition shall relieve Mortgagor from personal liability for its obligations hereunder or under the Note, whether or not the transferee assumes this Mortgage. Mortgagee may, without notice to Mortgagor, deal with any successor owner of all or any portion of the Mortgaged Property in the same manner as with Mortgagor, without in any way discharging the liability of Mortgagor hereunder or under the Note.

Section 1.12 Assignment of Leases and Rents.

A. As additional security for the Indebtedness Secured Hereby, Mortgagor does hereby bargain, sell, assign, transfer and set over unto Mortgagee all the rents, issues, profits and other income of any kind which, whether before or after foreclosure, or during the full statutory period of redemption, if any, shall accrue and be owing for the use or occupation of the Mortgaged Property or any part thereof.

B. Mortgagor agrees that upon or at any time after (i) the occurrence of a Default or an Event of Default hereunder, under the Note, under the Loan Agreement, or under any separate Assignment of Leases and Rents securing the Note (hereinafter referred to as the "Assignment"), or (ii) the first publication of notice of sale for the foreclosure of this Mortgage pursuant to Minnesota Statutes, Chapter 580, or (iii) with the commencement of an action to foreclose this Mortgage pursuant to Minnesota Statutes, Chapter 581, or (iv) during any period of redemption

after foreclosure of this Mortgage, Mortgagee shall, in any such event, and at any such time, upon application to the District Court in the county where the Mortgaged Property or any part thereof is located, by an action separate from the foreclosure under Chapter 580, in the foreclosure action under Chapter 581 or by independent action (it being understood and agreed that the existence of a foreclosure under Chapter 580 or a foreclosure action under Chapter 581 is not a prerequisite to any action for a receiver hereunder), be entitled to the appointment of a receiver for the rents, issues, profits and all other income of every kind which shall accrue and be owing for the use or occupation of the Mortgaged Property or any part thereof, whether before or after foreclosure, or during the full statutory period of redemption, if any, upon a showing that Mortgagor has breached any covenant contained in this Mortgage, the Note, the Loan Agreement or the Assignment, including, without limitation, any covenant relating to any of the following:

(1) Application of tenant security deposits, with interest thereon, as required by Minnesota Statutes, Section 504B.178, if applicable;

(2) Payment when due of prior or current real estate taxes or special assessments with respect to the Mortgaged Property, or the periodic escrow for payment of the same;

(3) Payment when due of premiums for insurance of the types required hereby and by the Loan Agreement, or the periodic escrow for payment of the same; or

(4) Keeping of the covenants required of a landlord or licensor pursuant to Minnesota Statutes, Section 504B.161, Subdivision 1, if applicable.

Mortgagee shall be entitled to the appointment of a receiver without regard to waste, adequacy of the security or solvency of Mortgagor. The court shall determine the amount of the bond to be posted by the receiver. The receiver, who shall be an experienced property manager, shall have all the rights and priviliges as provided by applicable law (including, without limitation, Minnesota Statutes, Chapter 576 and Minnesota Statutes, Section 559.17, or any successor statute(s)), and all rights and privileges afforded to Mortgagee by this Mortgage and the Assignment, and shall collect (until the Indebtedness Secured Hereby is paid in full and, in the case of a foreclosure sale, during the entire redemption period, if any) the rents, issues, profits and all other income of any kind from the Mortgaged Property; and, after providing for payment of the receiver's reasonable fees and expenses, shall, to the extent possible and in the order determined by the receiver to preserve the value of the Mortgaged Property:

(a) manage the Mortgaged Property so as to prevent waste;

(b) execute contracts and Leases within the period of the receivership, or beyond the period of the receivership if approved by the court;

(c) modify or terminate any contract and any Lease;

(d) apply tenant security deposits, with interest thereon, as required by Minnesota Statutes, Section 504B.178, if applicable;

(e) pay when due prior and current real estate taxes and special assessments with respect to the Mortgaged Property, and the periodic escrow for payment of the same;

(f) pay when due of premiums for insurance of the types required hereby and by the Loan Agreement, and the periodic escrow for payment of the same;

(g) pay all expenses for normal maintenance, operation and management of the Mortgaged Property, including, without limitation, Mortgagee's out of pocket costs and all other costs and expenses which Mortgagee is entitled to pay or incur pursuant to this Mortgage or the Assignment;

(h) perform the terms of this Mortgage, the Assignment and any court order appointing the receiver.

Any excess rents, issues, profits and other income after application to the foregoing payments shall be applied as follows:

> (1) prior to commencement of foreclosure, against the Indebtedness Secured Hereby, in such order as Mortgagee may elect, (2) after commencement of foreclosure but prior to foreclosure sale, to the amount required to be paid to effect a reinstatement prior to foreclosure sale, or (3) after a foreclosure sale, at the option of Mortgagee, at its sole discretion, to any deficiency or to the amount required to be paid to effect a redemption, pursuant to Minnesota Statutes, Sections 580.30, 580.23, 581.10, 582.032, 582.32, or their successors, as the case may be, with any excess to be paid to Mortgagor; provided, however, that if this Mortgage is not reinstated nor the Mortgaged Property redeemed, as and during the times provided by said Sections 580.30, 580.23, 581.10, 582.032 or 582.32 or their successors, the entire amount received pursuant hereto, after deducting therefrom the amounts applied by Mortgagee to any deficiency, shall be the property of the purchaser of the Mortgaged Property at the foreclosure sale, together with all or any part of the Mortgaged Property acquired through foreclosure.

The receiver shall file periodic accountings as the court determines are necessary and a final accounting at the time of his discharge. Mortgagee shall have the right, at any time and without limitation, as provided in Minnesota Statutes, Section 582.03, to advance money to the receiver to pay any part or all of the expenses which the receiver would otherwise be authorized to pay if cash were available from the Mortgaged Property, and all sums so advanced, with interest at the Default Rate, shall be a part of the sum required to be paid to redeem from any foreclosure sale. Said sums shall be proved by the affidavit of Mortgagee, its agent or attorney, describing the expenses for which the same were advanced and describing the Mortgaged Property, which must be filed for record in the office where this Mortgage is recorded, and a copy thereof shall be furnished to the sheriff and the receiver at least ten (10) days before the expiration of any period of redemption. Until fully paid, the amounts required to be paid to effect a redemption shall continue to accrue interest at the Default Rate. It is the intention of the parties that this Section 1.12 shall confer upon Mortgagee the fullest rights, remedies and benefits available under the laws of the State of Minnesota for the appointment of a receiver, the assignment of Rents and Leases as security for

the Loan and the collection and application of Rents from the Mortgaged Property. Mortgagor hereby grants to Mortgagee, and hereby acknowledges and agrees, that all monies coming into the possession of the receiver with respect to the Mortgaged Property or Mortgagor's business operations at the Mortgaged Property shall be impressed with the security interest in favor of Mortgagee granted pursuant to this Mortgage and the other Loan Documents.

C. Upon the happening of any of the events set forth above, or during any period of redemption after foreclosure sale, and prior to the appointment of a receiver as hereinbefore provided, Mortgagee shall have the right to collect the rents, issues, profits and other income of every kind from the Mortgaged Property and apply the same in the manner hereinbefore provided for the application thereof by a receiver. The rights set forth in this Subsection C shall be binding upon the occupiers of the Mortgaged Property from the date of filing by Mortgagee in the office where this Mortgage is recorded, in the county in which the Mortgaged Property is located, of a notice of default in the terms and conditions of this Mortgage and service of a copy of the notice upon the occupiers of the Mortgaged Property. Enforcement hereof shall not cause Mortgagee to be deemed a mortgagee in possession, unless it elects in writing to be so deemed. For the purpose aforesaid, Mortgagee may enter and take possession of the Mortgaged Property, manage and operate the same and take any action which, in Mortgagee's judgment, is necessary or proper to conserve the value of the Mortgaged Property. Mortgagee may also take possession of, and for these purposes use, any and all of the Property contained in the Mortgaged Property.

D. The entering upon and taking possession of the Mortgaged Property, the appointment of a receiver, the collection of the Rents and the application thereof as aforesaid shall not cure or waive any Event of Default under this Mortgage nor in any way operate to prevent Mortgagee from pursuing any other remedy which it may now or hereafter have under the terms of this Mortgage nor shall it in any way be deemed to constitute Mortgagee a mortgagee-in-possession. The rights and powers of Mortgagee hereunder shall remain in full force and effect both prior to and after any foreclosure of this Mortgage and any sale pursuant thereto and until expiration of any period of redemption from said sale required by applicable law, regardless of whether a deficiency remains from said sale. The rights hereunder shall in no way be dependent upon and shall apply without regard to whether the Mortgaged Property is in danger of being lost, materially injured or damaged or whether the Mortgaged Property is adequate to discharge the Indebtedness Secured Hereby. The purchaser at any foreclosure sale, including, without limitation, Mortgagee, shall have the right, at any time and without limitation, to advance money to any receiver appointed of the Mortgaged Property to pay any part or all of the items which the receiver would otherwise be authorized to pay if cash were available from the Mortgaged Property and the sum so advanced, with interest at the rate provided for in the Note, shall be a part of the sum required to be paid to redeem from any foreclosure sale.

E. The costs and expenses (including any receiver's fees and attorney's fees) incurred by Mortgagee pursuant to the powers herein contained shall be immediately reimbursed by Mortgagor to Mortgagee on demand, shall be secured hereby and shall bear interest from the date incurred at the Default Rate. Mortgagee shall not be liable to account to Mortgagor for any action taken pursuant hereto, other than to account for any Rents actually received by Mortgagee.

Section 1.13 Estoppel Certificate. At any time and from time to time, within ten (10) business days after receipt from Mortgagee of a written request therefor, Mortgagor shall prepare, execute and deliver to Mortgagee, and/or any other party which Mortgagee may designate, an estoppel certificate stating: (a) the amount of the unpaid principal balance and accrued interest secured by this Mortgage on the date thereof; (b) the date upon which the last payment secured by this Mortgage was made and the date the next payment secured by this Mortgage is due; and (c) that the provisions of the Note, this Mortgage, the Loan Agreement and the Other Loan Documents described in said request have not been amended or changed in any manner, that there is no Default or Event of Default then existing under the terms of the Note, this Mortgage, the Loan Agreement or the Other Loan Documents described in said request, or if a Default or Event of Default then exists, delineating the same, and that Mortgagor has no defenses, claims or offsets against full enforcement hereof and thereof according to the terms hereof and thereof, or listing and describing any such amendments, changes, Defaults, Events of Default, defenses, claims or offsets which do exist.

Section 1.14 Indemnity. Mortgagor agrees to indemnify, protect, hold harmless and defend Mortgagee, any swap counterparty and their respective representatives, directors, officers, members, employees, agents, contractors, licensees, invitees, successors and assigns (hereinafter collectively referred to as the "Indemnified Parties") from and against any and all losses, liabilities, suits, actions, obligations, fines, damages, judgments, penalties, claims, causes of action, charges, costs and expenses (including attorneys' fees, disbursements and court costs prior to trial, at trial and on appeal) which may be imposed on, incurred or paid by, or asserted against the Indemnified Parties by reason or on account of, or in connection with, (i) any misconduct of Mortgagor or any Default or Event of Default hereunder, (ii) any breach of any representation or covenant of Mortgagor in the Loan Documents, (iii) the construction, reconstruction or alteration of the Mortgaged Property, (iv) any negligence of Mortgagor or any negligence or willful misconduct of any lessee of the Mortgaged Property or any part thereof, or any of their respective agents, contractors, subcontractors, servants, directors, officers, employees, licensees or invitees, or (v) any accident, injury, death or damage to any person or property occurring in, on or about the Mortgaged Property or any street, drive, sidewalk, curb or passageway adjacent thereto, except to the extent that the same results directly from the willful misconduct or gross negligence of any of the Indemnified Parties. Any amount payable to the Indemnified Parties under this Section 1.14 shall be due and payable upon demand therefor and receipt by Mortgagor of a statement from the Indemnified Parties setting forth in reasonable detail the amount claimed and the basis therefor. Mortgagor's obligations under this Section 1.14 shall not be affected by the absence or unavailability of insurance covering the same or by the failure or refusal of any insurance carrier to perform any obligation on its part under any such policy of insurance. If any claim, action or proceeding is made or brought against the Indemnified Parties which is subject to the indemnity set forth in this Section 1.14, Mortgagor shall resist or defend against the same, in its own name or, if necessary, in the name of the Indemnified Parties, by attorneys for Mortgagor's insurance carrier (if the same is covered by insurance) approved by the Indemnified Parties or otherwise by attorneys retained by Mortgagor and approved by the Indemnified Parties. Notwithstanding the foregoing, the Indemnified Parties, in their respective discretion, if they disapprove of the attorneys provided by Mortgagor or Mortgagor's insurance carrier, may engage their own attorneys to resist or defend, or to assist therein, and Mortgagor shall pay, or, on demand, shall reimburse the Indemnified Parties for the payment of, all fees and disbursements of said attorneys. All

obligations set forth in this Section 1.14 shall survive payment of the Indebtedness Secured Hereby, foreclosure of this Mortgage or acceptance by the Indemnified Parties, their respective successors or assigns of a deed-in-lieu of foreclosure.

Section 1.15 Updated Appraisals. Mortgagor agrees that Mortgagee shall have the right to obtain, at Mortgagor's expense, an updated appraisal of the Premises and the Improvements, in accordance with the Loan Agreement.

ARTICLE II.

TAKING OF PROPERTY

Section 2.1 Condemnation or Sale in Lieu Thereof. In case of a taking of or damage to all or any part of the Mortgaged Property as a result of, or a sale thereof in lieu of or in anticipation of, the exercise of the power of condemnation or eminent domain, or the commencement of any proceedings or negotiations which might result in such a taking, damage or sale, Mortgagor shall promptly give Mortgagee written notice thereof, generally describing the nature of such taking, damage, sale, proceedings or negotiations and the nature and extent of the taking, damage or sale which has resulted or might result therefrom, as the case may be, together with a copy of each and every document relating thereto received by Mortgagor, and Mortgagee shall have the right to participate in such proceedings or negotiations. Should any of the Mortgaged Property be taken or damaged by exercise of the power of condemnation or eminent domain, or be sold by private sale in lieu or in anticipation thereof, Mortgagor does hereby irrevocably assign, set over and transfer to Mortgagee any award, payment or other consideration for the property so taken, damaged or sold and any claim or cause of action therefor. Such award, payment or consideration shall, at Mortgagee's option, be applied first to the payment of all costs and expenses incurred by Mortgagee in obtaining and preserving such award, payment or consideration, and second, at Mortgagee's option, either to the reduction of the Indebtedness Secured Hereby by application thereof to said indebtedness, in such order as Mortgagee may elect, whether then due and payable or not, or to the restoration or repair of the Mortgaged Property, without affecting the lien of this Mortgage or the obligations of Mortgagor hereunder. Mortgagee is authorized, at its option, in the name of Mortgagor or in its own name, to compromise, settle, collect and receipt for all awards, payments or consideration for the property so taken, damaged or sold. Mortgagor shall reimburse Mortgagee, on demand, for all costs and expenses, including, without limitation, court costs and attorneys' fees, incurred by Mortgagee in connection therewith, plus interest thereon from the date incurred at the Default Rate. Interest upon the entire Indebtedness Secured Hereby shall continue until any such award, payment or consideration is received and applied by Mortgagee to said indebtedness, and, pending a decision as to the proper application of said award, payment or consideration, and pending the completion of any such repairs or restoration, Mortgagee shall not be liable for interest thereon. Mortgagor will, in good faith and with due diligence, file and prosecute what would, absent this Mortgage, be its claims for any such award, payment or consideration and will cause the same to be collected and paid over to Mortgagee. In the event Mortgagor fails to so act or is otherwise in default hereunder, Mortgagee may, at its option, file and prosecute said claims, and Mortgagor agrees to pay all costs and expenses incurred by Mortgagee in connection therewith, on demand, which costs and expenses shall also be secured hereby and shall bear interest from the date paid at the Default Rate, but Mortgagee shall not be

liable to Mortgagor for any failure by Mortgagee to collect or to exercise diligence in collecting any such award, payment or consideration. If Mortgagee elects to apply any such award, payment or consideration to the restoration or repair of the Mortgaged Property, it shall not be liable to supervise such restoration or repair or to supervise the disbursement of such award, payment or consideration thereof, but disbursement thereof shall proceed in accordance with the Lender's construction loan disbursement procedures. In such event, Mortgagor shall deposit with Mortgagee, prior to commencing any such restoration or repair, the amount, if any, by which the cost of such restoration or repair, as determined by Mortgagee, exceeds the amount of such award, payment or consideration, which amount shall be disbursed to pay costs of such restoration and repair prior to, and in the same manner as, such award, payment or consideration. Any surplus which may remain after payment of all costs of restoration or repair may, at the option of Mortgagee, be applied in reduction of the Indebtedness Secured Hereby, in any order which Mortgagee may determine, whether then due and payable or not, or be paid to Mortgagor, as its interest may appear, the choice of application to be solely at the discretion or Mortgagee. If any such taking or sale includes any portion of the Improvements, or more than ten percent (10%) by area of the Premises, or so much of the Premises that the remainder thereof cannot be used in the same manner and to the same extent as prior to said taking without violating some applicable Governmental Requirement or Private Restriction, including, without limitation, those relating to parking, Mortgagee may, at its option, declare the principal of and all accrued interest on the Note and all sums advanced hereunder, with interest, to be forthwith due and payable.

ARTICLE III.

DEFAULTS AND REMEDIES THEREFOR

Section 3.1 Events of Default. If any one or more of the Events of Default (as such term is defined in the Loan Agreement, which definition includes the lapse of any grace or cure periods) shall occur, then, in any such case, Mortgagee may, at its option, without notice, declare the principal of and the accrued interest on the Note, and all sums advanced hereunder, with interest thereon, to be forthwith due and payable, and thereupon the Note and all other Indebtedness Secured Hereby, including both principal and all unpaid interest accrued thereon, including any applicable late payment charges, and including all sums advanced hereunder and interest thereon, shall be and become immediately due and payable without presentment, demand or notice of any kind. Time is of the essence hereof.

Section 3.2 Remedies. In the event of the happening of any Event of Default, or if the principal of the Note shall have become due and payable in full, whether by lapse of time or by acceleration, then and in every such case Mortgagee may, at its option, do any one or more of the following:

(a) Proceed to protect and enforce its rights by a suit or suits in equity or at law for the specified performance of any covenant or agreement contained herein, in the Note, in the Loan Agreement or in any Other Loan Document, or in aid of the execution of any right, power or remedy herein or therein granted, or for the foreclosure of this Mortgage, or for damages, or to collect the Indebtedness Secured Hereby, or for the enforcement of any other appropriate legal, equitable, statutory or contractual remedy, and shall be entitled to the appointment of a receiver to operate and protect the Mortgaged Property and to collect Rents due under any of the Leases;

(b) Declare the entire Indebtedness Secured Hereby to be immediately due and payable, and the same, with all costs and charges, shall be collectible thereupon by action at law;

(c) Foreclose this Mortgage, by advertisement, by action or otherwise as provided by applicable law, and cause the Mortgaged Property to be sold at public auction in one or more parcels (the Mortgaged Property being for the purpose of Minnesota Statutes, Section 580.08, a single tract), at Mortgagee's option, and convey the same to the purchaser in fee simple, in accordance with the statute in such case made and provided, Mortgagor to remain liable for any deficiency, if permitted by law;

(d) Exercise any or all of the remedies of a secured party under the Code with respect to any portion of the Mortgaged Property which is personal property; if Mortgagee should proceed to dispose of any of the personal property in accordance with the provisions of the Code, ten (10) days' notice by Mortgagee to Mortgagor shall be deemed to be commercially reasonable notice under any provision of the Code requiring notice. Mortgagor, however, agrees that all property of every nature and description, whether real or personal, covered by this Mortgage together with all personal property used on or in connection with the Mortgaged Property or any business conducted thereon by Mortgagor and covered by separate security agreements, is encumbered as one unit, that this Mortgage and such security interests, at Mortgagee's option, may be foreclosed or sold in the same proceeding, and that all property encumbered (both realty and personalty) at Mortgagee's option, may be sold as such in one unit as a going business, subject to the provision of applicable law; if Mortgagee should elect to proceed separately as to any such property, Mortgagor agrees to make such property available to Mortgagee at a place or places reasonably acceptable to Mortgagee;

(e) Without regard to the commission of waste by any Mortgagor or any other party, the adequacy of any security for the Indebtedness Secured Hereby or the solvency of Mortgagor or any other person or entity, send notifications to any and all lessees and tenants under the Leases that all Rents shall be paid to Mortgagee. Thereafter, Mortgagee shall be entitled to collect the Rents until Mortgagor cures all Events of Default and Mortgagee may apply the Rents collected at its sole discretion to the maintenance of the Mortgaged Property and/or the payment of the Indebtedness Secured Hereby;

(f) Apply any funds in the possession or control of Mortgagee under the provisions of Section 1.6 hereof to the payment of the Indebtedness Secured Hereby;

(g) Without regard to the commission of waste by Mortgagor or any other party, the adequacy of any security for the Indebtedness Secured Hereby or the solvency of Mortgagor or any other person or entity, enter upon and take possession of all or any part of the Mortgaged Property, either in person or by agent or employee, or by a receiver appointed by a court of competent jurisdiction as provided in Section 1.12 hereof;

(h) Upon the completion of any foreclosure sale of all or a portion of the Mortgaged Property, commence an action to recover any of the Indebtedness Secured Hereby that remains unpaid or unsatisfied; and/or

(i) Exercise any one or more of the other remedies provided in the Note, the Loan Agreement, the Assignment or any of the Other Loan Documents.

Section 3.3 Purchase of Mortgaged Property by Mortgagee in Foreclosure. In case of any sale of any of the Mortgaged Property pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Mortgage, Mortgagee, its successors or assigns, may become the purchaser, and, for the purpose of making settlement for or payment of the purchase price, shall be entitled to turn in and use the Note and any claims for interest matured and unpaid thereon, together with additions to the Indebtedness Secured Hereby, and interest thereon, if any, in order that there may be credited as paid on the purchase price, at Mortgagee's option, any sum then due hereunder and/or under the Note, including principal and interest thereon, and any accrued additions to such debt and interest thereon, or any portion thereof.

Section 3.4 Cumulative Nature of Rights, Powers and Remedies. Each and every right, power or remedy herein specifically given shall be cumulative with and in addition to every other right, power or remedy, express or implied, given or now or hereafter existing at law, in equity, by statute, in the Note, in the Loan Agreement, herein or in any Other Loan Document, and each and every right, power and remedy herein specifically given or otherwise so existing may be exercised concurrently or separately, from time to time, as often and in such order as may be deemed expedient by Mortgagee or the holder of the Note, and the exercise or the beginning of the exercise of one right, power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission of Mortgagee in the exercise of any such right, power or remedy shall impair any such right, power or remedy or any other right, power or remedy of Mortgagee or be construed to be a waiver of any Default or Event of Default or acquiescence therein. Mortgagee shall have all rights, powers and remedies available under the law in effect now and/or at the time such rights, powers and remedies are sought to be enforced, whether or not they are available under the law in effect on the date hereof.

Section 3.5 Application of Sale Proceeds. The purchase money proceeds and avails as of any foreclosure sale of the Mortgaged Property, or any part thereof, and the proceeds and avails of any other remedy hereunder, unless otherwise provided to the contrary in Section 1.12 hereof, shall be paid and applied as follows:

(a) First, to the payment of costs, charges and expenses of foreclosure and of sale and of all proper expenses (including court costs and maximum attorneys' fees permitted by law), liabilities and advances incurred or made in connection therewith or otherwise incurred or made hereunder by Mortgagee, and of all funds advanced by Mortgagee to pay Impositions, Liens and encumbrances superior to the lien of these presents;

(b) Second, to the payment to Mortgagee of the amount then owing and unpaid under the Note, the Loan Agreement, this Mortgage and the Other Loan Documents for principal, interest, advances and interest thereon, late payment charges, and, in case any such proceeds shall be insufficient to pay the whole amount so due, then to the payment of such items in any order determined by Mortgagee; and

(c) Third, any excess to be paid to Mortgagor, its successors or assigns, or to whomsoever may be lawfully entitled to receive the same.

In the event the net proceeds of such sale or sales shall not be sufficient to pay in full the Indebtedness Secured Hereby, Mortgagor hereby promises and agrees to pay Mortgagee any deficiency thereon on demand with interest at the Default Rate.

Section 3.6 Restoration of Position. In case Mortgagee shall have proceeded to enforce any right, remedy or power under this Mortgage by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder with respect to the Mortgaged Property, and all rights, remedies and powers of Mortgagee shall continue in full force and effect as if no such proceedings had been initiated.

Section 3.7 Claims in Receivership, Insolvency and Bankruptcy. In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, dissolution, liquidation, termination or other judicial proceedings affecting Mortgagor, its creditors or its property, Mortgagee, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have its claims allowed in such proceedings for the entire amount due and payable under the Note, the Loan Agreement, this Mortgage and any Other Loan Documents, at the date of institution of such proceedings, and for any additional amounts which may become due and payable hereunder and thereunder after such date, including, without limitation, Mortgagee's costs, expenses and attorneys' fees incurred in connection therewith.

Section 3.8 Waiver of Appraisement, Homestead, Marshaling, Etc. Mortgagor hereby waives to the full extent lawfully allowed the benefit of any homestead, appraisement, evaluation, stay and extension laws now or hereinafter in force in the State of Minnesota. To the extent permitted by law, Mortgagor hereby waives any rights available with respect to marshaling of assets so as to require the separate sales of any portion of the Premises, or as to require Mortgagee to exhaust its remedies against a specific portion of the Premises before proceeding against the other and does hereby expressly consent to and authorize the sale of the Premises or any part thereof as a single unit or parcel.

Section 3.9 Waivers. No waiver of any provisions hereof shall be implied from the conduct of the parties. Any such waiver must be in writing and must be signed by the party against which such waiver is sought to be enforced. The waiver or release by Mortgagee of any breach of the provisions, covenants and conditions set forth herein on the part of Mortgagor to be kept and performed shall not be a waiver or release of any preceding or subsequent breach of the same or any other provision, covenant or condition contained herein. The subsequent acceptance of any sum in payment of any Indebtedness Secured Hereby or any other payment hereunder by Mortgagor to Mortgagee shall not be construed to be a waiver or release of any preceding breach by Mortgagor of any provision, covenant or condition of this Mortgage, other than the failure of Mortgagor to pay the particular sum so accepted, regardless of Mortgagee's knowledge of such preceding breach at the time of acceptance of such payment. No payment by Mortgagor or receipt

by Mortgagee of a lesser amount than the full amount secured hereby shall be deemed to be other than on account of the sums due and payable hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Mortgagee may accept any check or payment without prejudice to Mortgagee's right to recover the balance of such sums or to pursue any other remedy provided in this Mortgage. The consent by Mortgagee to any matter or event requiring such consent shall not constitute a waiver of the necessity for such consent to any subsequent matter or event.

ARTICLE IV.

MISCELLANEOUS

Section 4.1 Binding Effect; Survival; Number; Gender. Whenever any of the parties hereto is referred to, such reference shall be deemed to include and apply to the successors and assigns of such party, subject to the provisions of Section 1.11 hereof; and all covenants, promises and agreements by or on behalf of Mortgagor in this Mortgage contained shall bind Mortgagor and also its successors and assigns and shall inure to the benefit of Mortgagee and its successors and assigns, whether elsewhere herein so expressed or not. All representations and warranties contained herein or otherwise heretofore made by Mortgagor, any Guarantor or any Affiliate of Mortgagor or any Guarantor to Mortgagee shall survive the execution and delivery hereof. The singular of all terms used herein shall include the plural, the plural shall include the singular, and the use of any gender herein shall include all other genders, where the context so requires or permits.

Section 4.2 Severability. The unenforceability or invalidity of any provision or provisions of this Mortgage as to any persons or circumstances shall not render that provision or any other provision or provisions herein contained unenforceable or invalid as to any other persons or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable. Mortgagee shall be subrogated for further security to the lien, whether or not released of record, of any and all encumbrances paid out of the proceeds of the Note or the Loan Agreement or out of any advances made by Mortgagee hereunder.

Section 4.3 Notices. All notices, demands, requests, consents, approvals or other communications required, permitted or desired to be given hereunder (any of the foregoing, a "Notice") must be in writing and must be delivered by (a) registered or certified mail, postage prepaid, return receipt requested, (b) FedEx, UPS or another reputable overnight courier, (c) delivered by hand by commercial courier service, or (d) electronic communication, whether by electronic mail, facsimile or other electronic media (if confirmed in writing sent by registered or certified mail, postage prepaid, return receipt requested), addressed to the party to be so notified at its address set forth as follows, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 4.3:

If to Mortgagor:

Wolfe Lake HQ, LLC
3500 W. 36th Street
St. Louis Park, MN 55416
Attention: Brian Ochocki, Manager

With a copy to (which shall not constitute notice or service of process):

Winthrop & Weinstine, P.A.
225 South 6th Street
Minneapolis, MN 55402
Attention: Katherine A. Johnson, Esq.

If to Mortgagee:

Bridgewater Bank
4450 Excelsior Blvd., Suite 100
St. Louis Park, MN 55416
Attention: Eric P. Gundersen, SVP

With a copy to (which shall not constitute notice or service of process):

Fabyanske, Westra, Hart & Thomson, P.A.
333 South Seventh Street, Suite 2600
Minneapolis, Minnesota 55402
Attention: Frederick H. Ladner, Esq.

Any Notice will be deemed to have been received: (a) 3 days after the date such Notice is mailed, (b) on the date of delivery by hand (or refusal to accept such delivery) if delivered during business hours on a Business Day (otherwise on the next Business Day), (c) on the next Business Day if sent by an overnight commercial courier, and/or (d) upon dispatch by electronic means. Notices will be deemed effective if delivered by counsel to either party, as if given directly by such party. Any party may change the address to which any such Notice is to be delivered by furnishing 10 days prior written notice of such change to the other parties in accordance with the provisions of this Section 4.3. Notices will be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery.

Section 4.4 Litigation. Mortgagor, at its sole cost and expense, shall appear in and defend any dispute, action, suit or proceeding purporting to relate to or affect the Note, the Loan Agreement or the security therefor, including, without limitation, this Mortgage. If any action or proceeding relating to or affecting the Note, this Mortgage, the Loan Agreement or the Mortgaged Property is commenced or threatened, to which action or proceeding Mortgagee is made a party, or in which it becomes necessary or desirable, in Mortgagee's opinion, to defend or uphold, or to consider defending or upholding, the lien of this Mortgage, or to protect the Mortgaged Property or any part thereof, or to exercise, or to obtain the right to exercise, any of Mortgagee's rights, powers and remedies hereunder, including any foreclosure or commencement of foreclosure proceedings, probate proceedings, and bankruptcy, insolvency, arrangement, reorganization or other debtor-relief proceedings, or with respect to which Mortgagee otherwise incurs costs or expenses, all sums paid by Mortgagee in order to determine the merits thereof, to establish or defend the rights and liens of this Mortgage, to protect the Mortgaged Property or any part thereof and to exercise, or to obtain the right to exercise, any of Mortgagee's rights, powers and remedies hereunder, and/or otherwise incurred by Mortgagee in connection therewith (including attorneys'

fees and costs and allowances prior to trial, at trial and on appeal), and whether suit be brought or not, and whether or not Mortgagee prevails therein, shall be paid, upon demand, to Mortgagee by Mortgagor, together with interest thereon at the Default Rate from the date incurred, and any such sum or sums shall be secured hereby.

Section 4.5 Acts of Mortgagee. In the event Mortgagee (a) grants any extension of time or forbearance with respect to the payment of any indebtedness secured by this Mortgage; (b) takes other or additional security for the payment thereof; (c) waives or fails to exercise any right, power or remedy granted herein, in the Note, in the Loan Agreement or in any Other Loan Document; (d) grants any release, with or without consideration, of the whole or any part of the security for the payment of the Indebtedness Secured Hereby or the release of any person, party or entity liable for payment of said indebtedness; and/or (e) amends or modifies in any respect any of the terms and provisions hereof, of the Note (including substitution of another Note), of the Loan Agreement or of any Other Loan Document; then, and in any such event, such act or omission to act shall not release Mortgagor under any covenant of this Mortgage, of the Note, of the Loan Agreement or of any Other Loan Document, nor preclude Mortgagee from exercising any right, power or privilege herein or therein granted or intended to be granted, and shall not in any way impair or affect the lien or priority of this Mortgage. In the event any additional real property, improvements, leases, fixtures or personal property not herein specifically identified shall be or become a part of the Mortgaged Property, then this Mortgage shall immediately attach to and constitute a lien against or security interest in such additional items, as appropriate, without further act or deed of either party hereto.

Section 4.6 Interest Limitation. All agreements between Mortgagor and Mortgagee are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness Secured Hereby or otherwise, shall the amount paid or agreed to be paid to Mortgagee for the use, forbearance, loaning or detention of the Indebtedness Secured Hereby exceed the maximum permissible under applicable law. If from any circumstances whatsoever, fulfillment of any provisions hereof or of the Note, the Loan Agreement, the Assignment or any other document securing the Note at any time given shall involve transcending the limit of validity prescribed by law, then, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstances Mortgagee should ever receive as interest an amount which would exceed the highest lawful rate of interest, such amount which would be in excess of interest shall be applied to the reduction of the principal balance secured by the Note and not to the payment of interest thereunder. This provision shall control every other provision of all agreements between Mortgagor and Mortgagee and shall also be binding upon and available to any subsequent holder of the Note.

Section 4.7 APPLICABLE LAW. IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS MORTGAGE AND THE OBLIGATIONS ARISING HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA, APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, MORTGAGOR HEREBY

UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS MORTGAGE, AND THIS MORTGAGE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA. Notwithstanding any provision herein, in the Note, in the Loan Agreement or in any Other Loan Document contained, the total liability for payments in the nature of interest hereunder and thereunder shall not exceed interest at the maximum rate permitted by the laws of the State of Minnesota on the Indebtedness Secured Hereby, if any, and any amounts paid in excess of said maximum rate shall be applied to the principal balance of such indebtedness, unless said principal balance has been paid in full, in which event any such excess amounts shall be refunded to Mortgagor.

This instrument shall be construed in accordance with its intent and with the fair meaning of its provisions, and without regard to any presumption or other rule requiring construction against the party which caused the same to be drafted.

Section 4.8 Counterparts. This Mortgage may be executed simultaneously in two (2) or more identical counterparts, each of which, standing alone, shall be an original, but all of which shall constitute but one (1) agreement.

Section 4.9 Financing Statement. This instrument shall be deemed to be a Fixture Financing Statement within the meaning of the Code:

a.	Name and address of Debtor:	Wolfe Lake HQ, LLC 5000 West 36th Street St. Louis Park, MN 55416 Attention: Brian Ochocki, Manager
b.	Name and address of Secured Party:	Bridgewater Bank 4450 Excelsior Blvd., Suite 100 St. Louis Park, MN 55416 Attention: Eric P. Gundersen, SVP
c.	Description of the types (or items) of property covered by this Financing Statement:	See Granting Clauses.
d.	Description of real estate to which the collateral is attached or upon which it is or will be located:	See Exhibit A hereto.

Debtor is the record owner of the Mortgaged Property. Some of the above-described collateral is or is to become fixtures upon the above-described real estate, and this Financing Statement is to be filed for record in the public real estate records.

Section 4.10 WAIVER OF CONSTITUTIONAL RIGHTS. MORTGAGOR UNDERSTANDS AND AGREES THAT IF AN EVENT OF DEFAULT SHALL OCCUR, MORTGAGEE HAS THE RIGHT, INTER ALIA, TO FORECLOSE THIS MORTGAGE BY ADVERTISEMENT PURSUANT TO MINNESOTA STATUTES, CHAPTER 580, AS HEREAFTER AMENDED, OR PURSUANT TO ANY SIMILAR OR REPLACEMENT STATUTE HEREAFTER ENACTED; THAT IF MORTGAGEE ELECTS TO FORECLOSE BY ADVERTISEMENT, IT MAY CAUSE THE MORTGAGED PROPERTY, OR ANY PART THEREOF, TO BE SOLD AT PUBLIC AUCTION; THAT NOTICE OF SUCH SALE MUST BE PUBLISHED AND GIVEN PERSONALLY TO THE PERSONS IN POSSESSION OF THE MORTGAGED PROPERTY AS PROVIDED BY STATUTE; THAT MORTGAGOR WILL HAVE SUCH PERIOD AS IS PROVIDED BY MINNESOTA STATUTES, SECTIONS 580.23, 581.10, 582.032 OR 582.32, AS APPLICABLE, OR ANY AMENDMENT THERETO, OR ANY SIMILAR OR REPLACEMENT STATUTE HEREAFTER ENACTED, TO REDEEM THE MORTGAGED PROPERTY SO SOLD BY PAYING THE SALE PRICE, ANY TAXES, ASSESSMENTS AND INSURANCE PREMIUMS PAID BY THE PURCHASER AT SUCH SALE, AND OTHER SUMS PERMITTED BY LAW, TOGETHER WITH INTEREST THEREON FROM THE DATE OF SALE OR PAYMENT AT THE HIGHEST RATE PERMITTED BY LAW.

MORTGAGOR FURTHER UNDERSTANDS THAT IN THE EVENT OF SUCH EVENT OF DEFAULT MORTGAGEE MAY TAKE POSSESSION OF THE MORTGAGED PROPERTY WHICH IS SUBJECT TO THE SECURITY INTEREST HEREINBEFORE GRANTED AND DISPOSE OF THE SAME BY SALE OR OTHERWISE IN ONE OR MORE PARCELS, PROVIDED THAT AT LEAST TEN (10) DAYS' PRIOR NOTICE OF SUCH DISPOSITION MUST BE GIVEN TO MORTGAGOR, ALL AS PROVIDED FOR BY THE CODE, AS HEREAFTER AMENDED, OR BY ANY SIMILAR OR REPLACEMENT STATUTE HEREAFTER ENACTED.

MORTGAGOR FURTHER UNDERSTANDS THAT UNDER THE CONSTITUTION OF THE UNITED STATES IT MAY HAVE THE RIGHT TO NOTICE AND HEARING BEFORE THE MORTGAGED PROPERTY MAY BE SOLD AND THAT THE PROCEDURE FOR FORECLOSURE BY ADVERTISEMENT DESCRIBED ABOVE DOES NOT INSURE THAT NOTICE WILL BE GIVEN TO MORTGAGOR, AND NEITHER SAID PROCEDURE FOR FORECLOSURE BY ADVERTISEMENT NOR THE CODE REQUIRES ANY HEARING OR OTHER JUDICIAL PROCEEDING.

MORTGAGOR HEREBY RELINQUISHES, WAIVES AND GIVES UP ANY CONSTITUTIONAL RIGHTS TO NOTICE AND HEARING BEFORE SALE OF THE MORTGAGED PROPERTY AND EXPRESSLY CONSENTS AND AGREES THAT THE MORTGAGED PROPERTY MAY BE FORECLOSED BY ADVERTISEMENT AND THAT THE PORTION THEREOF WHICH IS SUBJECT TO THE SECURITY INTEREST

HEREINBEFORE GRANTED MAY BE DISPOSED OF PURSUANT TO THE CODE, ALL AS DESCRIBED ABOVE.

MORTGAGOR ACKNOWLEDGES THAT IT IS REPRESENTED BY LEGAL COUNSEL; THAT BEFORE SIGNING THIS DOCUMENT THIS SECTION 4.10 AND ITS CONSTITUTIONAL RIGHTS WERE FULLY EXPLAINED BY SUCH COUNSEL AND THAT IT UNDERSTANDS THE NATURE AND EXTENT OF THE RIGHTS WAIVED HEREBY AND THE EFFECT OF SUCH WAIVER.

Section 4.11 WAIVER OF TRIAL BY JURY; JURISDICTION VENUE. TO THE FULLEST EXTENT PERMITTED BY LAW, MORTGAGOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION RELATING TO THE NOTE, THIS MORTGAGE, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS. MORTGAGOR, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, (A) SUBMITS TO PERSONAL JURISDICTION IN THE STATE OF MINNESOTA OVER ANY SUIT, ACTION OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THE NOTE, THIS MORTGAGE, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS, (B) AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF MINNESOTA, (C) SUBMITS TO THE JURISDICTION AND VENUE OF SUCH COURTS AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT, AND (D) AGREES THAT IT WILL NOT BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM (BUT NOTHING HEREIN WILL AFFECT THE RIGHT OF MORTGAGEE TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM). MORTGAGOR FURTHER CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO MORTGAGOR AT THE ADDRESSES FOR NOTICES DESCRIBED IN THIS MORTGAGE, AND CONSENTS AND AGREES THAT SUCH SERVICE WILL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN WILL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Mortgagor has caused this instrument to be duly executed as of the day and year first above written.

Wolfe Lake HQ, LLC, a Minnesota limited liability company

By: ____________________
Name: Brian Ochocki
Its: Manager

STATE OF MINNESOTA)
) SS.
COUNTY OF HENNEPIN)

The foregoing instrument was acknowledged before me this 24th day of November, 2021, by Brian Ochocki, the Manager of Wolfe Lake HQ, LLC, a Minnesota limited liability company, on behalf of the limited liability company.

____
Notary Public

This Instrument Drafted By:

Fabyanske, Westra, Hart & Thomson, P.A. (FHL)
333 South Seventh Street, Suite 2600
Minneapolis, MN 55402
(612) 359-7600

KATRINA MK PHILP
Notary Public-Minnesota
My Commission Expires Jan 31, 2024

EXHIBIT A
LEGAL DESCRIPTION

Real property in the City of St. Louis Park, County of Hennepin, State of Minnesota, described as follows:

Parcel 1:

That part of Lot 1, Block 1, Wolfe Lake Professional Center, Hennepin County, Minnesota, lying easterly of the following described line and its extensions:
Commencing at the southwest corner of said Lot 1; thence North 89 degrees 57 minutes 27 seconds East, along the south line of said Lot 1, a distance of 298.46 feet to the point of beginning of the line to be described; thence North 0 degrees 4 minutes 32 seconds East to the northwesterly line of said Lot 1 and said line there terminating.

Parcel 2:

Easement for access and drainage as described in that Access and Drainage Easement Agreement dated September 11, 2020 by and between Belt Line Properties, Inc., a Minnesota corporation and WLPC West, LLC, a Minnesota limited liability company, and WLPC East, LLC, a Minnesota limited liability company, recorded November 25, 2020 as Document No. T5773760.

EXHIBIT B

INSURANCE REQUIREMENTS

[see attached]

SUMMARY OF BRIDGEWATER BANK ("MORTGAGEE") INSURANCE REQUIREMENTS FOR CONSTRUCTION LOANS

BORROWER: Wolfe Lake HQ, LLC

A. LIABILITY INSURANCE

Commercial General Liability Policy or Policy Declarations Pages or Binders of Insurance, or such other evidence of insurance acceptable to Mortgagee in its sole discretion, naming the Borrower as an insured, providing coverage on an "occurrence" rather than a "claims made" basis and written by a carrier approved by the Mortgagee, with a current A.M. Best's Insurance Guide Rating of at least A – VIII (which is authorized to do business in the state in which the property is located) that affirmatively includes the following, either in the standard policy terms or by separate endorsement to the policy:

1. Combined general liability policy limit of at least $5,000,000.00 each occurrence and aggregate applying liability for Bodily Injury, Personal Injury, Property Damage, Contractual, Products and Completed Operations which combined limit may be satisfied by the limit afforded under the Commercial General Liability Policy, or by such Policy in combination with the limits afforded by an Umbrella or Excess Liability Policy (or policies); provided, the coverage afforded under any such Umbrella or Excess Liability Policy is at least as broad in all material respects as that afforded by the underlying Commercial General Liability Policy. Such policies must contain a Separation of Insureds/Severability of Interest clause.
2. No Exclusion for Acts of Terrorism.
3. Aggregate limit to apply per location.
4. Borrower's coverage is primary and non-contributory with any insurance or self-insurance carried by Mortgagee.
4. Waiver of Subrogation against any party whose interests are covered in the policy.
5. Additional Insured Endorsement naming Mortgagee as an additional insured with a 30-day notice to Mortgagee in the event of cancellation, non-renewal, or material change. A Severability of Interest provision should be included.

B. PROPERTY INSURANCE

All-Risk Hazard Insurance Policy or Policy Declarations Pages or Binders of Insurance, or such other evidence of insurance acceptable to Mortgagee in its sole discretion, naming the Borrower as an insured, reflecting coverage of 100% of the replacement cost, and written by a carrier approved by Mortgagee with a current A.M. Best's Insurance Guide Rating of at least A- VIII (which is authorized to do business in the state in which the property is located) that affirmatively includes the following, either in the standard policy terms or by separate endorsement to the policy:

1.	Mortgagee Clause Endorsement naming Bridgewater Bank, its successors and assigns, as their interests may appear, as Mortgagee, with a 30-day notice to Mortgagee in the event of cancellation or non-renewal.
2.	Lender's Loss Payable Endorsement (ISO 1218 or similar) with a 30-day notice to Mortgagee in the event of cancellation or non-renewal.
3.	Replacement Cost Endorsement.
4.	No Exclusion for Acts of Terrorism.
5.	No Coinsurance Clause.
6.	Boiler and Machinery Coverage (aka Electrical and Mechanical Breakdown).
7.	Sprinkler Leakage Coverage.
8.	Vandalism and Malicious Mischief Coverage.
9.	Flood Insurance, if applicable, covering the building(s) and contents owned by the mortgagor
10.	Loss of Rents Insurance in an amount of not less than 100% of one year's Rental Value of the Project. "Rental Value" must include: a) The total projected gross rental income from tenant occupancy of the Project as set forth in the Budget, b) The amount of all charges which are the legal obligation of tenants and which would otherwise be the obligation of Borrower, and c) The fair rental value of any portion of the Project which is occupied by Borrower or One year's business interruption insurance in an amount acceptable to Mortgagee.

11.	Collapse Coverage.
12.	Earthquake Coverage, if applicable.
13.	Coastal & Other Wind Coverage (as applicable for gulf and east coast properties).
14.	Extra Expense Coverage.
15.	Borrower's coverage is primary and non-contributory with any insurance or self-insurance carried by Mortgagee.
16.	Waiver of Subrogation against any party whose interests are covered in the policy.
17.	Demolition and Increased Cost of Construction.
18.	The Mortgagee must be the only loss payee as to the Collateral covered by the Mortgagee's Mortgage.